News Release

SINCLAIR REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

BALTIMORE (May 6, 2020) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three months ended March 31, 2020.

First Quarter Highlights

•
Consolidated revenue increased 123% to $1,609 million as compared to first quarter 2019, with gains driven in large part by the Company's acquisition of 21 Regional Sports Networks (RSNs) and Fox College Sports in August 2019. Excluding the RSN acquisition, media revenues increased by 17%, aided by an increase in political advertising and higher retransmission revenues. Consolidated Media Revenue was $31 million below the low end of guidance due in part to the impact of the novel coronavirus (COVID-19) pandemic on certain advertising revenues.

•	Consolidated operating income increased 248% to $327 million.

•
Consolidated adjusted EBITDA of $281 million increased 69% versus the first quarter of 2019 and was $22M greater than the high end of Company guidance, due in part to cost reduction efforts in the wake of COVID-19.

•	Ten million shares of common stock, 11% of the Company's outstanding shares, were repurchased during the first quarter.

•	Withdrawing all fiscal year 2020 previously-issued guidance due to the COVID-19 pandemic impact and lack of visibility on resumption of professional sports.

CEO Comment:
"These are unprecedented times with the COVID-19 pandemic continuing to impact the economy, businesses and lifestyles in extraordinary and uncommon ways," commented Chris Ripley, President and Chief Executive Officer. "Despite these macro challenges, Sinclair was quick to manage non-essential costs and provide for a smooth 'work-from-home' transition. We are confident that our diversified revenue streams, content, and delivery platforms will allow us to see our Company through the pandemic’s effects and that we will be able to meet our liquidity needs.  Nonetheless, in an abundance of caution, we have and continue to take steps to manage our costs including deferring non-critical capital expenditures, delaying non-essential hiring actions, and reducing discretionary expenses until conditions improve."

Ripley continued, “Furthermore, we have a social responsibility to help our communities and employees through these difficult times.  In addition to the numerous charitable fundraising initiatives in which Sinclair outlets have participated in their local markets, raising millions of dollars, we have also partnered with the Salvation Army on 'Sinclair Cares: Your Neighbor Needs You,' which to-date has raised over $750,000 for those financially impacted by COVID-19.  I am especially proud of our employees, who have stepped up and positively impacted their communities during these difficult times. We call them Sinclair Heroes and their selfless acts of kindness have helped make a difficult time more bearable for those in need. Ripley continued, "Among the actions we have taken as a company to assist our employees include expanding the use of sick leave for employees unable to work due to child or dependent care issues, allowing eligible employees to cash out vacation hours to assist with family hardships, and revamping how we pay our commissioned employees at a time when advertising revenues are impacted.”

Ripley concluded, "We also want to thank the many employees in our news, on-air operations and other essential departments who continue to perform their duties on-site in order to ensure that our outlets remain on the air and broadcasting entertainment and critical local news information."

Recent Company Developments:

Content and Distribution:

•	In March, the Company and YouTube TV reached agreement for the carriage of 19 RSNs across the country.

•
In March, the Company launched a new channel on STIRR, the Company's fast-growing, free ad-supported streaming service. The new channel is dedicated to COVID-19 coverage, including live feeds of press conferences as well as other local and national news. STIRR finished the quarter with strong momentum, setting all-time highs across all key metrics with total impressions increasing 25% over the fourth quarter of 2019.

Community

•
In March and April, the Company partnered with the Salvation Army on the “Sinclair Cares: Your Neighbor Needs You” initiative which has raised over $750,000 for those financially impacted by COVID-19. In addition, the Company delivered over 2,200 protective masks to the Red Cross and donated millions of dollars of air time to multiple parties for public service announcements around the COVID-19 pandemic.

•
In April, Sinclair entered into a new public service initiative, in partnership with the University of Maryland School of Medicine, to provide consumers with important and timely news and information about COVID-19.

•
In April, the Company's Nashville affiliate, WZTV FOX17, was named AP Outstanding News Operation in the state of Tennessee. The station was awarded the honor for its remarkable agility in chasing breaking news and demonstrating a sustained commitment to public service.

•
In April, the Company won four National Headliner Awards and, for the second consecutive year, Sinclair's Project Baltimore investigative reporting team received the Investigative Reporters and Editors Inc. (IRE) recognition for exposing local education issues that reflected governmental neglect and lack of oversight.

ATSC 3.0:

•
The Company expects to deploy ATSC 3.0 in approximately 12 Sinclair markets in 2020. The new platform allows for expanded usage of the broadcast frequency on which a station is transmitting, enabling more targeted and content-rich advertising and programming to be delivered to the consumer as well as new non-television data services.

Three Months Ended March 31, 2020 Consolidated Financial Results:

•
Total revenues increased 123% to $1,609 million versus $722 million in the prior year period. Media revenues increased 134% to $1,574 million versus $673 million in the first quarter of 2019. Political revenues were $42 million in the first quarter versus $2 million in the first quarter of 2019. Distribution revenues were $1,156 million versus $352 million in the first quarter of 2019. Revenues from our digital businesses increased 38%, as compared to the first quarter of 2019.

•
Operating income was $327 million, including $20 million of non-recurring costs for transaction fees, legal, litigation, and regulatory ("Adjustments"), versus operating income of $94 million in the prior year period, which included $2 million of Adjustments. Operating income when excluding the Adjustments, increased to $347 million from $96 million for the same prior-year period.

•	Adjusted EBITDA, which excludes Adjustments, increased 69% to $281 million from $166 million in the first quarter of 2019.

•	Net income attributable to the Company was $123 million versus net income of $22 million in the prior year period.

•
Diluted earnings per common share was $1.35 as compared to $0.23 in the prior year period. The impact of Adjustments in the first quarter of 2020, on a diluted per-share basis, was $(0.18) and the impact of Adjustments in the first quarter of 2019 was $(0.02).

Consolidated and Segment Highlights
Segment financial information is included in the following tables for the periods presented (in millions). The Local News and Marketing Services segment consists primarily of broadcast television stations, which the Company owns or to which the Company provides services. The Sports segment consists primarily of the RSNs, Marquee, and a 20% equity interest in the YES Network. The Corporate/Other segment includes corporate, original networks and content, including Tennis, non-broadcast digital and internet solutions, technical services, and other non-media investments.

For the three months ended March 31, 2020	Local News and Marketing Services		Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$355		$752		$49		$1,156
Advertising revenue	310		55		35		400
Other media revenue	36	(a)	5		(23)	(a)	18
Media revenues	$701		$812		$61		$1,574
Non-media revenue	—		—		35		35
Total revenues	$701		$812		$96		$1,609
Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	456		535	(a)	47	(a)	1,038
Sports rights amortization included in media production expenses	—		391		—		391
Non-media expenses	—		—		30		30
Corporate general and administrative expenses	44		2		3		49
Other Highlights:
Sports rights payments	—		612		—		612
Program contract payments	23		—		—		23
Capital expenditures(b)	21		4		—		25
Interest expense (net) (c)	1		111		52		164
Adjusted EBITDA(d)							281

(a)
For the quarter ended March 31, 2020 Local News and Marketing Services includes $24 million of revenue and the Sports segment includes $23 million of selling, general, and administrative expenses for services provided by the Local News and Marketing Services segment to the Sports and Corporate/Other segments. Such amounts are eliminated in consolidation.

(b)	Capital expenditures exclude $21 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.

(c)	Interest expense is net of deferred finance costs, original issue discount amortization, other non-cash interest expense, and interest income.

(d)
“Adjusted EBITDA” is defined as earnings before interest, tax, depreciation and amortization, plus non-recurring transaction, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

For the three months ended March 31, 2019	Local News and Marketing Services	Sports	Corporate & Other	Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$320	$—	$32	$352
Advertising revenue	288	—	20	308
Other media revenue	11	—	2	13
Media revenues	$619	$—	$54	$673
Non-media revenue	—	—	49	49
Total revenues	$619	$—	$103	$722
Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	419	—	60	479
Non-media expenses	—	—	39	39
Corporate general and administrative expenses	26	—	2	28
Other Highlights:
Program contract payments	24	—	—	24
Capital expenditures(a)	16	—	—	16
Interest expense (net)(b)	1	—	47	48
Adjusted EBITDA(c)				166

(a)	Capital expenditures exclude $13 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.

(b)	Interest expense is net of deferred finance costs, original issue discount amortization, other non-cash interest expense, and interest income.

(c)
“Adjusted EBITDA” is defined as earnings before interest, tax, depreciation and amortization, plus non-recurring transaction, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights:

•	Total Company debt as of March 31, 2020, was $13,302 million, which includes Diamond Sports Group (DSG) debt of $8,205 million.

•	Cash, cash equivalents, and restricted cash for the consolidated total Company as of March 31, 2020 was $1,342 million, which includes $483 million held at DSG.

•
In March, the Company borrowed $873 million from its revolving credit facilities: $225 million in its Diamond Sports Group business subsidiary and $648 million in its STG subsidiary. The draw on the aforementioned credit facilities was a precautionary measure to preserve the Company's financial flexibility in light of the current uncertainty in the global economy resulting from the COVID-19 pandemic. In April, the Company repaid $423 million of the STG revolving credit facility borrowing.

•
In January 2020, the Company redeemed 200,000 Preferred Units of Diamond Sports Holdings LLC, an indirect subsidiary of Sinclair, for an aggregate redemption price of $200 million, plus accrued and unpaid dividends. To date, 500,000 Preferred Units have been redeemed and 537,695 Preferred Units remain outstanding as of March 31, 2020, which amount includes 12,695 Preferred Units issued as dividends paid in-kind in the first quarter of 2020.

•
As of March 31, 2020, 58.4 million Class A common shares and 24.7 million Class B common shares were outstanding, for a total of 83.1 million common shares. Ten million shares were repurchased in the first quarter and another approximate 3 million shares repurchased in the second quarter-to-date.

•	In March 2020, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•	Routine capital expenditures in the first quarter of 2020 were $25 million with another $21 million related to the spectrum repack.

•	Program contract payments in the Local News and Marketing Services segment were $23 million in the first quarter of 2020.

•	In the Sports segment, media production expense included $391 million of sports rights amortization while sports rights payments in the quarter were $612 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending June 30, 2020. The outlook includes the acquisition of RSNs and Fox College Sports (August 23, 2019), the 20% ownership investment in the YES Network (August 29, 2019), an increased investment in Stadium which is now consolidated (December 2, 2019), the launch of the Marquee RSN (February 22, 2020), and the divestiture of the non-license assets in Harlingen, TX (January 27, 2020).

In light of the rapidly evolving and uncertain impact of the COVID-19 pandemic on the economic environment, the Company has determined to withdraw its fiscal year 2020 previously-issued guidance. The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it has and will continue to impact its advertisers, distributors, and professional sports leagues. While the Company did not incur significant disruptions from the COVID-19 pandemic during the three months ended March 31, 2020, the Company expects the effect of the COVID-19 pandemic to intensify during the three months period ended June 30, 2020. The Company is currently unable to predict the extent of the impact that the COVID-19 pandemic will have on its financial condition, results of operations and cash flows in future periods due to numerous uncertainties. For additional discussion of how the COVID-19 pandemic has impacted the Company’s business, please see the section titled The Impact of COVID-19 on our Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

For the three months ending June 30, 2020 ($ in millions)	Local News and Marketing Services		Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$209 to 232
Political revenue							15 to 20
Advertising revenue	$193 to 220		$4 to 5		$27		$224 to 252
Distribution revenue	346 to 349		740 to 751		50		1,136 to 1,150
Other media revenue	37	(a)	4		(22)	(a)	19
Media revenues	576 to 606		748 to 760		55		1,379 to 1,421
Non-media revenue	—		—		19		19
Total revenues	$576 to 606		$748 to 760		$74		$1,398 to 1,440

Expense Highlights:					—
Media programming & production expenses and media selling, general and administrative expenses	$437 to 441		$102	(a)	$41	(a)	$580 to 584
Sports rights amortization included in media production expenses	—		2	(b)	—		2
Non-media expenses	—		—		24		24
Corporate overhead							34
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above							21
Depreciation, intangible & programming amortization							195

Other Highlights:
Sports rights payments	—		$462		—		$462
Program contract payments	23		—		—		23
Interest expense (net)(c)							150
Income tax provision							Approximately 1% effective tax rate
Net cash tax refund							Approximately $5 million
Payments to noncontrolling interest holders, including preferred dividend (d)							8
Total capital expenditures, including repack							45 to 50
Repack capital expenditures							24
Adjusted EBITDA(e)			$190 to 202				$297 to 335
(a) The Local News and Marketing Services and the Sports segments include $25 million of revenue and selling, general, and administrative expenses, respectively, for services provided by the Local News and Marketing Services segment to the Sports segment. Such amounts are eliminated in the Consolidated column.
(b) It is anticipated that professional live team sports will not commence during the three months ended June 30, 2020. Therefore, sports rights amortization expense will be minimal.
(c) Interest expense is net of deferred finance costs, original issue discount amortization, other non-cash interest expense, and interest income.
(d) Preferred dividend was paid in-kind in the quarter ending March 31, 2020 and is expected to be paid in-kind in the quarter ending June 30, 2020.
(e) “Adjusted EBITDA” is defined as earnings before interest, tax, depreciation and amortization, plus non-recurring transaction, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter 2020 results on Wednesday, May 6, 2020, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:
Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 23 regional sports network brands; owns, operates and/or provides services to 191 television stations in 89 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended March 31,
	2020	2019
REVENUES:
Media revenues	$1,574	$673
Non-media revenues	35	49
Total revenues	1,609	722

OPERATING EXPENSES:
Media programming and production expenses	828	319
Media selling, general and administrative expenses	210	160
Amortization of program contract costs and net realizable value adjustments	23	24
Non-media expenses	30	39
Depreciation of property and equipment	24	23
Corporate general and administrative expenses	49	28
Amortization of definite-lived intangible and other assets	150	43
Gain on asset dispositions and other, net of impairment	(32)	(8)
Total operating expenses	1,282	628
Operating income	327	94

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(180)	(54)
Gain from extinguishment of debt	2	—
Loss from equity method investments	(6)	(14)
Other (expense) income, net	(4)	2
Total other expense, net	(188)	(66)
Income before income tax	139	28
INCOME TAX BENEFIT (PROVISION)	12	(5)
NET INCOME	151	23
Net income attributable to the redeemable noncontrolling interests	(20)	—
Net income attributable to the noncontrolling interests	(8)	(1)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$123	$22
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$1.36	$0.23
Diluted earnings per share	$1.35	$0.23
Weighted average common shares outstanding (in thousands)	90,609	92,302
Weighted average common and common equivalent shares outstanding (in thousands)	91,226	93,218

The Company considers EBITDA to be an indicator of the operating performance of its assets. The Company also believes that EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation. In addition, EBITDA is the basis for calculating Adjusted EBITDA under the Company's Bank Credit Agreement (BCA), which is used in computing the Company's ability to borrow under the BCA.

These measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended March 31,
	2020	2019
EBITDA
Net income (loss) attributable to Sinclair Broadcast Group	$123	$22
Add: Inc (loss) from redeemable noncontrolling interests	20	—
Add: Inc (loss) from noncontrolling interests	8	1
Add: Provision (benefit) for income taxes	(12)	5
Add: Other expenses (income)	5	2
Add: Loss (income) from equity method investments	6	14
Add: Loss (income) from other investments and impairments	2	1
Add: Loss (gain) from extinguishment of debt/insurance proceeds	(3)	—
Add: Interest expense	180	54
Less: Interest income	(2)	(6)
Less: Gain on sale of assets	(32)	(8)
Add: Amortization of intangible assets & other assets	150	43
Add: Depreciation of property & equipment	24	23
Add: Total stock-based compensation	13	13
Add: Amortization of program contract costs	23	24
Less: Cash film payments	(23)	(24)
Add: Amortization of sports programming rights	391	—
Less: Cash sports programming rights payments	(612)	—
EBITDA	$261	$164
Adjustment for transaction, legal and other one-time expense	20	2
Adjusted EBITDA	$281	$166

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, our ability to generate cash to service our substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the successful execution of media rights agreements with professional sports teams, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of our networks, our ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Michael Padovano, 5W, mpadovano@5wpr.com